UNITED STATES SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 3

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)

1.   Name and Address of Reporting Person:

                  Vicuna Advisors LLC
                  230 Park Avenue
                  7th Floor
                  New York, New York 10169
                  Attn:  Kenneth F. Cooper

2.   Date of Event Requiring Statement (Month/Day/Year)

                   Feb. 14, 2000

3. I.R.S. Identification Number of Reporting Person, if an entity (voluntary):

                  13-4006560

4. Issuer Name and Ticker or Trading Symbol:

                  ESG Re Limited (ESRE F)

5. Relationship of Reporting Persons(s) to Issuer:

                  ___  Director
                  ___  Officer (give title below)
                  _X_ 10% Owner
                  ___  Other (specify below)
                  ____________________


6.   If Amendment, Date of Original (Month/Day/Year)




                               Page 1 of 16 Pages

7.   Individual or Joint/Group Filing (Check Applicable Line)

                  ___  Form filed by One Reporting Person
                  _X_ Form filed by More than One Reporting Person


             Table I - Non-Derivative Securities Beneficially Owned


1.   Title of Security

                  Common Shares, $1.00 par value ("Common Stock")

2.   Amount of Securities Beneficially Owned

                  1,322,000 shares of Common Stock

3.   Ownership Form:  Direct (D) or Indirect (I)

                  I

4.   Nature of Indirect Beneficial Ownership

                  As investment adviser to Vicuna Capital I, L.P. and
                     WNP Investment Partnership, L.P.


        Table II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)


1.   Title of Derivative Security



2.   Date Exercisable and Expiration Date (Month/Day/Year)

         Date Exercisable



         Expiration Date



3.   Title and Amount of Securities Underlying Derivative Security

         Title




                               Page 2 of 16 Pages

         Amount or Number of Shares



4.   Conversion or Exercise Price of Derivative Security



5.   Ownership Form of Derivative Security:  Direct (D) or Indirect (I)



6.   Nature of Indirect Beneficial Ownership



Explanation of Responses:

                  This Form 3 is being filed jointly by Vicuna Advisors LLC ("Advisors"), a Delaware limited liability company, Vicuna Partners LLC, a Delaware limited liability company ("Partners"), Vicuna Capital I, L.P., a Delaware limited partnership ("Capital"), WNP Investment Partnership, a Delaware limited partnership ("WNP"), and Joshua G. Welch (collectively, the "Reporting Persons"). Capital and WNP are private partnerships organized to make investments in securities. Advisors is the investment adviser to Capital and WNP and Partners is the general partner of Capital and WNP. Welch is the Managing Member of Advisors and Partners. The filing of this statement is not an admission by any Reporting Person that such Reporting Person and any other Reporting Person or any other person constitute a "group" for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, or Rule 13d-5 thereunder or that any Reporting Person is the beneficial owner of any securities owned by any other Reporting Person or any other person.

Signatures to this Form 3 follow all attachments.




                               Page 3 of 16 Pages

                   Attachment To Form 3 of Vicuna Advisors LLC
                      in Respect of ESG Re Limited (ESRE F)
                Date of Event Requiring Statement: Feb. 14, 2000


              This Form 3 is being filed jointly by Vicuna Advisors LLC ("Advisors"), a Delaware limited liability company, Vicuna Partners LLC, a Delaware limited liability company ("Partners"), Vicuna Capital I, L.P., a Delaware limited liability company ("Capital"), WNP Investment Partnership, a Delaware limited partnership ("WNP"), and Joshua G. Welch (collectively, the "Reporting Persons"). Advisors is the designated filer.


                             Joint Filer Information

1.   Name and Address of Reporting Person:

                  Vicuna Partners LLC
                  230 Park Avenue
                  7th Floor
                  New York, New York 10169
                  Attn:  Kenneth F. Cooper

2.   Date of Event Requiring Statement (Month/Day/Year)

                   Feb. 14, 2000

3. I.R.S. Identification Number of Reporting Person, if an entity (voluntary):

                  13-4006612

4. Issuer Name and Ticker or Trading Symbol:

                  ESG Re Limited (ESRE F)

5. Relationship of Reporting Persons(s) to Issuer:

                  ___  Director
                  ___  Officer (give title below)
                  _X_  10% Owner
                  ___  Other (specify below)
                  ___________________


6.   If Amendment, Date of Original (Month/Day/Year)




                               Page 4 of 16 Pages

7.   Individual or Joint/Group Filing (Check Applicable Line)

                  ___ Form filed by One Reporting Person
                  _X_ Form filed by More than One Reporting Person


             Table I - Non-Derivative Securities Beneficially Owned


1.   Title of Security

                  Common Shares, $1.00 par value ("Common Stock")

2.   Amount of Securities Beneficially Owned

                  1,322,000 shares of Common Stock

3.   Ownership Form:  Direct (D) or Indirect (I)

                  I

4.   Nature of Indirect Beneficial Ownership

                  As general partner of Vicuna Capital I, L.P. and
                     WNP Investment Partnership, L.P.


        Table II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)


1.   Title of Derivative Security



2.   Date Exercisable and Expiration Date (Month/Day/Year)

         Date Exercisable



         Expiration Date



3.   Title and Amount of Securities Underlying Derivative Security

         Title




                               Page 5 of 16 Pages

         Amount or Number of Shares



4.   Conversion or Exercise Price of Derivative Security



5.   Ownership Form of Derivative Security:  Direct (D) or Indirect (I)



6.   Nature of Indirect Beneficial Ownership



Explanation of Responses:

                  See Explanation to Responses of Form 3 of Advisors.

Signatures to this Form 3 follow all attachments.




                               Page 6 of 16 Pages

                   Attachment To Form 3 of Vicuna Advisors LLC
                      in Respect of ESG Re Limited (ESRE F)
                Date of Event Requiring Statement: Feb. 14, 2000


              This Form 3 is being filed jointly by Vicuna Advisors LLC ("Advisors"), a Delaware limited liability company, Vicuna Partners LLC, a Delaware limited liability company ("Partners"), Vicuna Capital I, L.P., a Delaware limited liability company ("Capital"), WNP Investment Partnership, a Delaware limited partnership ("WNP"), and Joshua G. Welch (collectively, the "Reporting Persons"). Advisors is the designated filer.


                             Joint Filer Information

1.   Name and Address of Reporting Person:

                  Vicuna Capital I, L.P.
                  230 Park Avenue
                  7th Floor
                  New York, New York 10169
                  Attn:  Kenneth F. Cooper

2.   Date of Event Requiring Statement (Month/Day/Year)

                   Feb. 14, 2000

3. I.R.S. Identification Number of Reporting Person, if an entity (voluntary):

                  13-4006625

4. Issuer Name and Ticker or Trading Symbol:

                  ESG Re Limited (ESRE F)

5. Relationship of Reporting Persons(s) to Issuer:

                  ___  Director
                  ___  Officer (give title below)
                  _X_ 10% Owner
                  ___  Other (specify below)
                  ___________________


6.   If Amendment, Date of Original (Month/Day/Year)



                               Page 7 of 16 Pages

7.   Individual or Joint/Group Filing (Check Applicable Line)

                  ___  Form filed by One Reporting Person
                  _X_  Form filed by More than One Reporting Person


             Table I - Non-Derivative Securities Beneficially Owned


1.   Title of Security

                  Common Shares, $1.00 par value

2.   Amount of Securities Beneficially Owned

                  979,100 shares of Common Stock

3.   Ownership Form:  Direct (D) or Indirect (I)

                  D

4.   Nature of Indirect Beneficial Ownership


        Table II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)


1.   Title of Derivative Security



2.   Date Exercisable and Expiration Date (Month/Day/Year)

         Date Exercisable



         Expiration Date



3.   Title and Amount of Securities Underlying Derivative Security

         Title




                               Page 8 of 16 Pages

         Amount or Number of Shares



4.   Conversion or Exercise Price of Derivative Security



5.   Ownership Form of Derivative Security:  Direct (D) or Indirect (I)



6.   Nature of Indirect Beneficial Ownership



Explanation of Responses:

                  See Explanation to Responses of Form 3 of Advisors.

Signatures to this Form 3 follow all attachments.




                               Page 9 of 16 Pages

                   Attachment To Form 3 of Vicuna Advisors LLC
                      in Respect of ESG Re Limited (ESRE F)
                Date of Event Requiring Statement: Feb. 14, 2000


              This Form 3 is being filed jointly by Vicuna Advisors LLC ("Advisors"), a Delaware limited liability company, Vicuna Partners LLC, a Delaware limited liability company ("Partners"), Vicuna Capital I, L.P., a Delaware limited liability company ("Capital"), WNP Investment Partnership, a Delaware limited partnership ("WNP"), and Joshua G. Welch (collectively, the "Reporting Persons"). Advisors is the designated filer.


                             Joint Filer Information

1.   Name and Address of Reporting Person:

                  WNP Investment Partnership, L.P.
                  230 Park Avenue
                  7th Floor
                  New York, New York 10169
                  Attn:  Kenneth F. Cooper

2.   Date of Event Requiring Statement (Month/Day/Year)

                   Feb. 14, 2000

3. I.R.S. Identification Number of Reporting Person, if an entity (voluntary):

                  13-4006626

4. Issuer Name and Ticker or Trading Symbol:

                  ESG Re Limited (ESRE F)

5. Relationship of Reporting Persons(s) to Issuer:

                  ___  Director
                  ___  Officer (give title below)
                  _X_  10% Owner
                  ___  Other (specify below)
                  ____________________


6.   If Amendment, Date of Original (Month/Day/Year)




                               Page 10 of 16 Pages

7.   Individual or Joint/Group Filing (Check Applicable Line)

                  ___ Form filed by One Reporting Person
                  _X_ Form filed by More than One Reporting Person


             Table I - Non-Derivative Securities Beneficially Owned


1.   Title of Security

                  Common Shares, $1.00 par value ("Common Stock")

2.   Amount of Securities Beneficially Owned

                  342,900 shares of Common Stock

3.   Ownership Form:  Direct (D) or Indirect (I)

                  D

4.   Nature of Indirect Beneficial Ownership


        Table II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)


1.   Title of Derivative Security



2.   Date Exercisable and Expiration Date (Month/Day/Year)

         Date Exercisable



         Expiration Date



3.   Title and Amount of Securities Underlying Derivative Security

         Title




                               Page 11 of 16 Pages

         Amount or Number of Shares



4.   Conversion or Exercise Price of Derivative Security



5.   Ownership Form of Derivative Security:  Direct (D) or Indirect (I)



6.   Nature of Indirect Beneficial Ownership



Explanation of Responses:

                  See Explanation to Responses of Form 3 of Advisors.


Signatures to this Form 3 follow all attachments.




                               Page 12 of 16 Pages

                   Attachment To Form 3 of Vicuna Advisors LLC
                      in Respect of ESG Re Limited (ESRE F)
                Date of Event Requiring Statement: Feb. 14, 2000


              This Form 3 is being filed jointly by Vicuna Advisors LLC ("Advisors"), a Delaware limited liability company, Vicuna Partners LLC, a Delaware limited liability company ("Partners"), Vicuna Capital I, L.P., a Delaware limited liability company ("Capital"), WNP Investment Partnership, a Delaware limited partnership ("WNP"), and Joshua G. Welch (collectively, the "Reporting Persons"). Advisors is the designated filer.


                             Joint Filer Information

1.   Name and Address of Reporting Person:

                  Joshua G. Welch
                  230 Park Avenue
                  7th Floor
                  New York, New York 10169
                  Attn:  Kenneth F. Cooper

2.   Date of Event Requiring Statement (Month/Day/Year)

                   Feb. 14, 2000

3. I.R.S. Identification Number of Reporting Person, if an entity (voluntary):



4. Issuer Name and Ticker or Trading Symbol:

                  ESG Re Limited (ESRE F)

5. Relationship of Reporting Persons(s) to Issuer:

                  ___  Director
                  ___  Officer (give title below)
                  _X_ 10% Owner
                  ___  Other (specify below)
                  ___________________


6.   If Amendment, Date of Original (Month/Day/Year)




                               Page 13 of 16 Pages

7.   Individual or Joint/Group Filing (Check Applicable Line)

                  ___  Form filed by One Reporting Person
                  _X_  Form filed by More than One Reporting Person


             Table I - Non-Derivative Securities Beneficially Owned


1.   Title of Security

                  Common Shares, $1.00 par value

2.   Amount of Securities Beneficially Owned

                  1,322,000 shares of Common Stock

3.   Ownership Form:  Direct (D) or Indirect (I)

                  I

4.   Nature of Indirect Beneficial Ownership

                  As Managing Member of Vicuna Advisors LLC, the investment adviser to Vicuna Capital I, L.P. and WNP Investment Partnership, L.P., and as Managing Member of Vicuna Partners LLC, the general partner of Vicuna Capital I, L.P. and WNP Investment Partnership, L.P.


        Table II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)


1.   Title of Derivative Security



2.   Date Exercisable and Expiration Date (Month/Day/Year)

         Date Exercisable



         Expiration Date




                               Page 14 of 16 Pages

3.   Title and Amount of Securities Underlying Derivative Security

         Title



         Amount or Number of Shares



4.   Conversion or Exercise Price of Derivative Security



5.   Ownership Form of Derivative Security:  Direct (D) or Indirect (I)



6.   Nature of Indirect Beneficial Ownership



Explanation of Responses:

                  See Explanation to Responses of Form 3 of Advisors.


Signatures to this Form 3 follow all attachments.




                               Page 15 of 16 Pages

                                    SIGNATURE


         WITNESS, the signatures of the undersigned this 23rd day of March 2000.


                                       VICUNA ADVISORS LLC



                                       By: /s/ Joshua G. Welch
                                          ---------------------------------
                                           Joshua G. Welch
                                           Managing Member


                                       VICUNA PARTNERS LLC



                                       By: /s/ Joshua G. Welch
                                          ---------------------------------
                                           Joshua G. Welch
                                           Managing Member


                                       VICUNA CAPITAL I, L.P.
                                       By:  Vicuna Partners LLC, General Partner



                                       By: /s/ Joshua G. Welch
                                          ---------------------------------
                                           Joshua G. Welch
                                           Managing Member


                                       WNP INVESTMENT PARTNERSHIP, L.P.
                                       By:  Vicuna Partners LLC, General Partner



                                       By: /s/ Joshua G. Welch
                                          ---------------------------------
                                           Joshua G. Welch
                                           Managing Member




                              Page 16 of 16 Pages